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Exhibit 21.1

SUBSIDIARIES

NAME	JURISDICTION OF FORMATION
ASM Services S.a r.l.	Luxembourg
Silex Spain, S.L.	Spain
Silex Argentina S.A.	Argentina
ECU Silver Mining Inc.	Canada
B.L.M. Minera Mexicana, S.A. de C.V.	Mexico
Minera Labri, S.A. de C.V.	Mexico
Minera William, S.A. de C.V.	Mexico
Silex Central Americana, S.L.	Spain
Compañía Minerales de Zacatecas, S. de R.L. de C.V.	Mexico
Minera Largo S. de R.L. de C.V.	Mexico
Minera de Cordilleras S. de R.L. de C.V.	Mexico

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  Exhibit 21.1
SUBSIDIARIES